EXHIBIT 99.1

Guaranty Bancshares, Inc. Earnings Report
For the Fourth Quarter and For the Year 2004

MOUNT PLEASANT, TEXAS – January 27, 2005 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank, today announced net income for the fourth quarter of 2004 of $849,000 ($0.29 per diluted share) compared to $1.1 million ($0.37 per diluted share) for the fourth quarter 2003, a 22.8% decrease. Net income for the year ended December 31, 2004 totaled $3.7 million ($1.24 per diluted share) compared to $3.8 million ($1.30 per diluted share) for the year ended December 31, 2003, a 4.8% decrease.

Ty Abston, President of the Company stated, “Although we exceeded our growth goals this year, our earnings fell short of our expectations.  Specifically the cost of our new bank location expansion in the Mount Vernon and Texarkana markets attributed to this shortfall.  We look to the coming year with optimism that we will see improved earnings and continued growth as these new banks come online and our existing bank locations continue to mature.”

As of December 31, 2004, assets for the Company totaled $542.0 million compared to $517.0 million a year earlier, a $25.0 million, or 4.8% increase. Asset growth was driven, in part, by loan growth, which increased 3.2% to $377.3 million at December 31, 2004 compared to $365.5 million a year earlier and a growth in securities, which increased $4.1 million or 4.2% to $103.8 million.  Total deposits were $433.7 million at December 31, 2004 compared to $407.8 million at December 31, 2003, an increase of $25.9 million or 6.3%.  Total deposits increased $13.4 million, or 3.2%, from September 30, 2004.

Stockholders’ equity increased to $38.6 million up from $36.4 million a year earlier. This resulted in a book value at December 31, 2004 of $13.26 up 6.3% from $12.47 at December 31, 2003. The Company also repurchased 11,451 shares into Treasury Stock under its Repurchase Plan during 2004 compared to the 10,000 shares repurchased in 2003.

The decrease in net earnings for the year of $184,000 resulted primarily from an increase in noninterest expense of $646,000, or 4.1% Net interest income increased $570,000, or 3.3%, to $17.9 million in 2004 compared to $17.3 million in 2003. Increase in net interest income was the result of an increase in average loans in 2004 to $371.6 million from $359.8 million, or 3.3%, and an increase in the Company’s net interest margin to 3.71% in 2004 compared to 3.63% in 2003. The increase in noninterest expenses was due primarily to an increase in occupancy expenses and advertising.  The Company also incurred additional expenses to open the new Texarkana location in second quarter of 2004, expenses to open the new Mount Vernon location in the fourth quarter of 2004 and expenses related to the closing of a location in the third quarter of 2004.

The Company’s returns on average assets and average stockholders’ equity for 2004 were 0.69% and 9.71%, respectively, compared with 0.73% and 10.83%, respectively, for 2003.

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas.  The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas.  The Company currently serves eight Northeast Texas counties with eleven locations and Pecos County in West Texas with one location in Fort Stockton.  The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments.  Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange.

To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com.  Our investor relations site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Ty Abston, President	903/ 572-9881
Or
Clifton A. Payne, Senior Vice President	903/ 572-9881

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

	(Dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$4,521	$4,570	$17,892	$17,322
Provision for loan losses	250	300	930	1,075

Net interest income after provision for loan losses	4,271	4,270	16,962	16,247
Noninterest income	1,000	1,042	4,756	4,937
Noninterest expense	4,106	3,805	16,483	15,837

Earnings before taxes	1,165	1,507	5,235	5,347
Provision for income tax expense	316	418	1,575	1,503

Net earnings	$849	$1,089	$3,660	$3,844
Common Share Data:
Net earnings (basic) (1)	$0.29	$0.37	$1.25	$1.32
Net earnings (diluted) (1)	0.29	0.37	1.24	1.30
Book value	13.26	12.47	13.26	12.47
Tangible book value	12.46	11.67	12.46	11.67
Cash dividends	0.2000	0.2000	0.4000	0.3700
Dividend payout ratio	68.61%	53.66%	31.88%	28.12%
Weighted average shares outstanding (in thousands)	2,913	2,922	2,918	2,923
Period end shares outstanding (in thousands)	2,913	2,922	2,913	2,922
Balance Sheet Data:
Total assets	$541,966	$517,078	$541,966	$517,078
Securities	103,751	99,614	103,751	99,614
Loans	377,334	365,514	377,334	365,514
Allowance for loan losses	4,154	3,906	4,154	3,906
Total deposits	433,743	407,847	433,743	407,847
Total common shareholders’ equity	38,624	36,448	38,624	36,448
Average Balance Sheet Data:
Total assets	$541,253	$518,045	$527,025	$524,675
Securities	102,793	103,336	97,549	109,325
Loans	377,216	358,157	371,586	359,829
Allowance for loan losses	4,146	3,811	4,091	3,767
Total deposits	431,249	414,357	420,592	423,283
Total common shareholders’ equity	38,704	36,202	37,687	35,496
Performance Ratios:
Return on average assets	0.62%	0.83%	0.69%	0.73%
Return on average common equity	8.73%	11.93%	9.71%	10.83%
Net interest margin	3.61%	3.86%	3.71%	3.63%
Efficiency ratio (2)	74.37%	67.81%	73.17%	71.75%

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	1.13%	0.90%	1.13%	0.90%
Net loan charge-offs to average loans	0.06%	0.07%	0.18%	0.24%
Allowance for loan losses to total loans	1.10%	1.07%	1.10%	1.07%
Allowance for loan losses to nonperforming loans (4)	116.16%	152.52%	116.16%	152.52%
Capital Ratios:
Leverage ratio	8.89%	8.32%	8.89%	8.32%
Average shareholders’ equity to average total assets	7.15%	6.77%	7.15%	6.77%
Tier 1 risk-based capital ratio	12.75%	12.10%	12.75%	12.10%
Total risk-based capital ratio	13.88%	13.18%	13.88%	13.18%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.